Exhibit 99.1

City National Names New Chief Financial Officer; Christopher J. Carey Has Extensive Background in Financial Services

    LOS ANGELES--(BUSINESS WIRE)--July 6, 2004--City National Corporation today named Christopher J. Carey Executive Vice President and Chief Financial Officer of both the corporation and its subsidiary, City National Bank. His appointment became effective today.
    Mr. Carey, 49, joins City National from Provident Financial Group, Inc., a Cincinnati, Ohio-based commercial banking and financial services company with $16.7 billion in assets. On June 30 of this year, Provident completed its merger with National City Corporation, which is based in Cleveland.
    Mr. Carey succeeds City National's former Chief Financial Officer Frank Pekny. As previously announced, Mr. Pekny stepped down as CFO for health reasons on March 15 of this year, but continues as a senior executive of both the bank and the corporation. Steve McAvoy, who had been Acting CFO, continues in his role as Controller.
    Mr. Carey will oversee City National's finance, accounting and treasury functions as well as asset/liability management, investor relations, insurance, corporate premises and security. He also will be a member of both the company's Executive Committee and its Strategy and Planning Committee.
    "We are very pleased to have Chris Carey joining our senior management team," said City National Chief Executive Officer Russell Goldsmith. "He brings to our company nearly 20 years of experience as a finance executive in the banking industry. We're confident that his considerable experience, leadership and skills will enhance City National's growth, performance and management, and will further strengthen our position as California's premier private and business bank."
    Said Mr. Carey: "I am very excited to be joining City National. It has a superb track record, a compelling business model and a fortress-like balance sheet. I look forward to helping the company continue to grow its markets and earnings."
    Mr. Carey had been Executive Vice President and CFO of Provident Financial Group since 1998. Prior to that time, he was the CFO of CoreStates Bank in Philadelphia, Pennsylvania. He joined CoreStates Bank in 1985 and remained there until it was sold to North Carolina-based First Union Bank, a predecessor company to Wachovia.
    Between 1981 and 1985, Mr. Carey was accounting manager at AEL Industries, Inc., a publicly held manufacturing company in Lansdale, Pennsylvania. For the previous five years he worked in the Philadelphia offices of Price Waterhouse.
    Mr. Carey received his bachelor's degree from Villanova University. He is a certified public accountant in the state of Pennsylvania, and a member of the American Institute of Certified Public Accountants.
    He also is the treasurer and a member of the board of directors of the Free Store Food Bank in Cincinnati.

    About City National

    City National Corporation (NYSE: CYN) is a financial services company with $13.2 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(R), City National provides banking, investment and trust services through 53 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. The company and its affiliates manage or administer more than $30 billion of client trust and investment assets.
    For more information about City National, visit the company's Website at cnb.com.

    CONTACT: City National Corporation
             Linda Mueller, 213-833-4719
             linda.mueller@cnb.com